QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2002

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-2402 (Commission File Number)	41-0319970 (IRS Employer Identification Number)
1 Hormel Place, Austin, Minnesota (Address of principal executive offices)	55912 (Zip Code)

Registrant's telephone number, including area code: (507) 437-5546

Pages: This report contains four (4) pages numbered sequentially from this cover page.

Item 5. OTHER MATERIALLY IMPORTANT EVENTS

On April 29, 2002, the Company announced that Hormel Foods Corporation and Excel Corporation, a wholly-owned subsidiary of Cargill, Incorporated, have signed a letter of intent to form a joint venture. The text of the press release follows:

"AUSTIN, MINN. (April 29, 2002)—Hormel Foods Corporation (NYSE: HRL) and Cargill, Incorporated, announced today that Hormel Foods and Excel Corporation, a wholly-owned subsidiary of Cargill, Incorporated, have signed a letter of intent to form a joint venture to market nationally branded fresh case ready beef and pork under the existing HORMEL® ALWAYS TENDER® brand name to retailers in the United States. The two food companies are combining their marketing and distribution capabilities and expertise through this joint venture to provide complete case ready meat solutions that address consumers' and retailers' needs.

The joint venture, named Precept Foods LLC, will be based in Austin, Minn.

The current HORMEL® ALWAYS TENDER® brand primarily includes pork. Cargill's Excel Corporation subsidiary will supply fresh beef and pork to the nationally branded program, resulting in an enhanced assortment of fresh case ready pork and beef products that will be distributed in retail supermarkets and club stores nationwide under the HORMEL® ALWAYS TENDER® brand name. Each company would independently maintain existing fresh case ready programs and other meat programs, such as Hormel Foods further-processed meat products and Excel's branded premium meat programs.

Precept Foods LLC's products—fresh pork and beef case ready products—will take advantage of recognized, patented processes from both Hormel Foods and Excel, which deliver a superior product to the consumers' table.

The joint venture's name, Precept Foods LLC, represents the shared vision of Joel Johnson, chairman and CEO of Hormel Foods, and Warren Staley, chairman and CEO of Cargill. "The word 'precept' illustrates our strategic plan for the joint venture," said Johnson. "It signifies direction, order, principle and truth—attributes already valued and exercised by both Excel and Hormel Foods. In essence, it means that the new company is about much more than just products. It's also about offering meaningful solutions to all of the audiences we serve. With this solution-oriented tenet in mind, Precept Foods will continue the innovative traditions of Excel and Hormel Foods."

"Excel brings a consistent, quality beef product that is worthy of the Hormel name," Johnson added. "Our success in the past 111 years is the result of continually raising the bar for the standard of quality required to carry the Hormel brand."

Staley, of Cargill, said, "Livestock producers have been urging packers to market more meat through branded programs, noting that branding is a key to increasing the value of the livestock they own. This joint venture will take branding to a higher level by rounding out the successful HORMEL® ALWAYS TENDER® brand name in a full line of fresh case ready beef and pork products."

Bill Buckner, president of Excel, said Hormel Foods and Excel will remain independent competitors with respect to operations outside the joint venture. "No two retail grocery customers are alike," Buckner said. "By adding nationally branded beef to nationally branded pork, the joint venture opens additional options for retail grocers and consumers."

The joint venture combines the expertise and complementary skills of two well-established companies, both leaders in the industry. The joint venture between Hormel Foods and Excel will benefit employees, customers, producers, communities and consumers. It also uniquely positions Precept Foods to compete in the fresh case ready meat case while providing consumers a breadth of assortment from which to choose. According to Johnson, Hormel Foods now has a full array of beef and pork offerings under the Hormel brand, and turkey under the Jennie-O Turkey Store brands.

About Hormel Foods
Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded fresh pork, food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In March 2000, the company was recognized as "Marketer of the Decade" by Meat Marketing and Technology. In both January 2001 and January 2002, Hormel Foods was named one of "The 400 Best Big Companies in America" by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.

About Cargill
Cargill, Incorporated, is an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 90,000 employees in 57 countries. The company provides distinctive customer solutions in supply chain management, food applications and health and nutrition.

About Excel Corporation
Excel Corporation, a wholly owned subsidiary of Cargill, Incorporated, is the recognized leader in the beef and pork packing industry, providing innovative red meat solutions to targeted customers and consumers. Headquartered in Wichita, Kan., Excel is a global meat company with over 20,000 employees worldwide. The company offers an extensive line of premium quality beef and pork products and programs to recognized retail and commercial foodservice markets around the world.

Forward Looking Statement
This news release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks and uncertainties, including whether the parties will be able to reach agreement on the terms and conditions of a joint venture relationship and its scope. Important factors that could affect the parties' ability to implement a joint venture relationship include the ability to agree on the terms of the joint venture; delays in reaching agreement on such terms and implementing the joint venture; the ability to obtain required regulatory approvals; the market for beef and pork products and specific risks associated with this market; customers' acceptance of the joint venture's products; conditions affecting the economy in general; and changes affecting each parties' respective businesses. Forward-looking statements in this news release speak only as of the date hereof.

For additional information, visit the Hormel Foods Web site at www.hormel.com, the Cargill Web site at www.cargill.com or the Excel Web site at www.excelmeats.com."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION (Registrant)
By	/s/ M. J. McCOY M. J. McCOY Executive Vice President And Chief Financial Officer
By	/s/ J. N. SHEEHAN J. N. SHEEHAN Vice President and Controller

Dated: May 1, 2002

QuickLinks

  Item 5. OTHER MATERIALLY IMPORTANT EVENTS
  SIGNATURES